EXHIBIT 4.2

[FACE OF NOTE]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”), OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Eastman Chemical Company

No. A- 4.500% NOTE DUE 2031

CUSIP No. 277432 BB5 $
ISIN No. US277432BB57

Eastman Chemical Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay CEDE & CO., or its registered assigns, the principal sum of $ ( Million United States dollars) or such other amounts that appear in the schedule attached hereto on February 20, 2031 (the “Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay semi-annually in arrears on February 20 and August 20 of each year (each, an “Interest Payment Date”), commencing August 20, 2026, and on the Maturity Date (or on any redemption or repayment date) the amount of interest on said principal sum, in like coin or currency, at the rate per annum specified in the title of this Note, from and including February 20, 2026 or from but excluding the most recent Interest Payment Date to which interest has been paid or duly provided for until said principal sum has been paid or duly provided for. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The interest payable on any Interest Payment Date which is punctually paid or duly provided for on such Interest Payment Date will be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on February 5 or August 5 (in each case, whether or not a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding such Interest Payment Date. Interest payable on this Note which is not punctually paid or duly provided for on any Interest Payment Date therefor shall forthwith cease to be payable to the Person in whose name this Note is registered at the close of business on the Regular Record Date immediately preceding such Interest Payment Date, and such interest may either (i) be paid to the Person in whose name this Note is registered at the close of business on a special record date to be established for such payment by the Trustee or (ii) be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, all as more fully provided in the Indenture referred to on the reverse hereof.

Payment of the principal, any premium and the interest due on the Maturity Date (or on any redemption or repayment date) of this Note will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Company may determine. At the option of the Company, interest on the Notes may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the register of Holders of the Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated: February 20, 2026

Eastman Chemical Company

By:
Name: Kevin Wang
Title: Vice President and Treasurer

[Signature Page to 4.500% Note Due 2031]

This is one of the Notes of the series designated therein described in the within- mentioned Indenture.

Dated: February 20, 2026

Computershare Trust Company, National Association, as Trustee

By:
Authorized Signatory

[Signature Page to 4.500% Note Due 2031]

[REVERSE OF NOTE]

1.
INDENTURE. (a) This Note is one of a duly authorized issue of senior debt securities of the Company (hereinafter called the “Notes”), all issued or to be issued under and pursuant to the Indenture, dated as of June 5, 2012 (the “Indenture”), between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The Company has appointed the Trustee as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Company) with respect to the Notes. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to $600,000,000; provided that the Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes (the “Additional Notes”) having the same terms and ranking equally and ratably with the existing Notes, in all respects and with the same CUSIP number as the existing Notes, or in all respects except for any differences in the issue price and the payment of interest accruing prior to the issue date of the Additional Notes or for the first payment of interest following the issue date of such Additional Notes. Any Additional Notes will be consolidated and form a single series with the existing Notes and shall have the same terms as to status, redemption and otherwise as such Notes. Any Additional Notes may be issued pursuant to authorization provided by a resolution of the Board of Directors of the Company, a supplement to the Indenture, or under an Officers’ Certificate pursuant to the Indenture. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the existing Notes. If such Additional Notes are not fungible for purposes of U.S. federal income tax purposes, such Additional Notes shall have a different CUSIP number. (b) All capitalized terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.
2.
AMENDMENTS AND WAIVERS. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of any series and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all of the Notes of each applicable series then Outstanding affected by such amendment or modification (treated as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of all of the Notes of each applicable series then Outstanding affected thereby (treated as a single class) to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. For the avoidance of doubt, with respect to any series of Notes, the consent or waiver, as the case may be, of Holders of Notes of such series required or permitted under the Indenture, as the case may be, if the Company so determines, may also be obtained from the Holders of a majority in principal amount of the Notes of that series.

3.
OBLIGATION TO PAY PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Notes, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note in the manner, at the respective times, at the rate, and in the coin or currency herein prescribed.
4.
OPTIONAL REDEMPTION. Prior to January 20, 2031 (one month prior to this Note’s maturity date (the “Par Call Date”)), the Company may redeem this Note at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming this Note matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of this Note to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem this Note, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of this Note being redeemed plus accrued and unpaid interest thereon to the redemption date.

For purposes of Section 4 of this Note, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s (or any successor depositary’s) procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Notice of any redemption of Notes may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant redemption date.

The Company shall notify holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent, in each case subject to policies and procedures of DTC (or any successor depositary). In any event, the Company shall provide written notice to the Trustee prior to the close of business on the Business Day prior to the relevant redemption date if any such redemption has been rescinded or delayed, and upon receipt of such notice the Trustee, at the expense of the Company, shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed and the CUSIP number of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of this Note shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on this Note or the portion of this Note called for redemption.

5.
RESTRICTIONS ON SECURED DEBT. The Company covenants and agrees for the benefit of the Holder of this Note that for so long as this Note is outstanding, the Company will not, and the Company will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of the Company or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such debt secured by such Mortgages being called “Secured Debt”), without effectively providing that this Note (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to this Note) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Company and the Company’s Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of such Secured Debt; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:
(a)
Mortgages on such property or shares of stock or Debt existing as of February 20, 2026;
(b)
Mortgages securing only notes issued under the Indenture;
(c)
Mortgages on such property or shares of stock of or Debt of, any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with the Company or any Subsidiary or (iii) the Company or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;
(d)
Mortgages in favor of the Company or any Restricted Subsidiary;

(e)
Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(f)
Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);
(g)
Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;
(h)
Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions under Section 6 of this Note;
(i)
Mortgages on receivables, leases, other financial assets, and any assets related thereto, incurred in connection with any transaction or series of transactions entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables, leases, other financial assets, and any assets related thereto, are sold at a discount (in each case whether now existing or arising in the future) and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount; and
(j)
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in clauses (a) through (i); provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

6.
LIMITATIONS ON SALE LEASEBACK TRANSACTIONS. The Company will not, and the Company will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless either:
(a)
the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions of Section 5 of this Note on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing this Note; or
(b)
(i) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (ii) within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company applies an amount not less than the greater of (1) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (2) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an Officers’ Certificate) to the retirement of Funded Debt of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of notes issued under the Indenture delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than notes issued under the Indenture voluntarily retired by the Company within 180 days after such sale.

No retirement referred to in clause (b) of Section 6 of this Note may be effected by payment.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Subsidiary which is located within the U.S. and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the opinion of the Company’s board of directors is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

7.
REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control Triggering Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all of the Outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.
8.
CERTAIN COVENANTS. The Indenture restricts, among other things, the ability of the Company to merge or consolidate with, or transfer all or substantially all of its assets to, other companies. These covenants, as well as the covenants set forth in this Note, are subject to the defeasance procedures outlined in the Indenture.
9.
EFFECT OF EVENT OF DEFAULT. If an Event of Default shall have occurred and be continuing under the Indenture, the principal hereof may be declared immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
10.
DEFEASANCE. The Indenture contains provisions for legal defeasance and covenant defeasance at any time of the Indebtedness on this Note upon compliance by the Company with certain conditions set forth therein.
11.
DENOMINATIONS; EXCHANGES. (a) The Notes are issuable in registered form without coupons in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denomination.
12.
HOLDER AS OWNER. Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee, any Registrar and any Paying Agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Company, the Trustee, any Registrar or any Paying Agent of the Company or the Trustee shall be affected by any notice to the contrary.
13.
NO LIABILITY OF CERTAIN PERSONS. No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, shareholder, officer or director, as such, of the Company or of any successor, either directly or through the Company, or any successor corporation, under any constitution, statute or rule of law or by the enforcement of any assessment or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.
14.
GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law provisions thereof.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

PLEASE INSERT SOCIAL SECURITY NUMBER OR TAXPAYER
IDENTIFICATION NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

the within Note of Eastman Chemical Company and all rights thereunder and hereby irrevocably constitutes and appoints such person attorney to transfer such Note on the books of Eastman Chemical Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE SHOULD BE MEDALLION GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY, A MEMBER ORGANIZATION OF THE NEW YORK STOCK EXCHANGE.

Signature Guarantee:	Tax Identification No.:

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is U.S.$ . The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee